EXHIBIT 99.1

Mid Penn Bancorp, Inc. Reports Third Quarter Earnings and Declares Dividend

MILLERSBURG, Pa., Oct. 26, 2011 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. ("Mid Penn") (Nasdaq:MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the quarter ended September 30, 2011 of $1,004,000, or $0.29 per common share, an increase of 185.2% over the net income available to common shareholders of $352,000, or $0.11 per common share, reported during the same period in 2010. Through the first nine months of 2011, Mid Penn's earnings available to common shareholders were $2,806,000, or $0.81 per common share, an increase of 73.1% over the $1,621,000 earnings available to common shareholders, or $0.47 per common share, during the same period in 2010.

2011 Financial Highlights
(dollars in thousands, except per share data)

			Change
	09/30/11	09/30/10	$	%

Total Assets	$ 720,817	$ 632,552	$ 88,265	14.0%

Total Loans (net)	477,557	461,342	16,215	3.5%

Total Deposits	635,780	548,316	87,464	16.0%

	Quarter Ended				Year-to-Date Ended

			Change				Change
	09/30/11	09/30/10	$	%	09/30/11	09/30/10	$	%

Net Interest Income	$ 5,619	$ 4,987	$ 632	12.7%	$ 16,192	$ 14,513	$ 1,679	11.6%

Provision for Loan and Lease Losses	$ 405	$ 975	$ (570)	-58.5%	$ 1,155	$ 2,060	$ (905)	-43.9%

Total Revenues	8,758	8,378	$ 380	4.5%	25,749	25,133	$ 616	2.5%

Total Noninterest Expense	4,534	4,352	$ 182	4.2%	13,242	12,673	$ 569	4.5%

Net Income Available to Common Shareholders	1,004	352	652	185.2%	2,806	1,621	1,185	73.1%

Diluted Earnings per Common Share	0.29	0.11	0.18	163.6%	0.81	0.47	0.34	72.3%

Return on Average Equity	8.69%	3.93%	N/A	121.1%	8.53%	5.61%	N/A	52.0%

President's Statement

It is with great pride that we announce today Mid Penn's 2011 third quarter and year-to-date performance. As you will see in the summary above, Mid Penn had a strong third quarter and first nine months, particularly when compared to the same periods in 2010. Even in a very difficult economic, regulatory, and political environment, we have kept the train of success moving further and further away from our difficult 2009. We have accomplished this through a commitment to true community banking. To us, that means finding the best means to provide the banking products and services our customers want and need, and doing so in the most cost effective manner. Through the first nine months of 2011, that plan is clearly working.

On behalf of the Mid Penn Board of Directors, I also announce today that Mid Penn Bancorp, Inc. is declaring a cash dividend of $0.05 per share on our common stock, based upon the results of operations for the third quarter of 2011. The dividend is payable November 28, 2011 to shareholders of record on November 9, 2011.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC").  Accordingly, the financial information in this announcement is subject to change.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect," "anticipate," "intend," "plan," "believe," "estimate," and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

  The effects of future economic conditions on Mid Penn and its customers;
  Governmental monetary and fiscal policies, as well as legislative and regulatory changes, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act;
  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
  The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
  The effects of economic deterioration on current customers, specifically the effect of the economy on loan customers' ability to repay loans;
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
  The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
  Technological changes;
  Acquisitions and integration of acquired businesses;
  The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
  Acts of war or terrorism;
  Volatilities in the securities markets;
  Deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

CONTACT:  Mid Penn Bancorp, Inc.
          Rory G. Ritrievi
          President
          Chief Executive Officer

          Kevin W. Laudenslager
          Chief Financial Officer
          349 Union Street
          Millersburg, PA 17061
          (717) 692-2133